UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

Emergent Health Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 000-54404

208944630
(I.R.S. Employer Identification Number)

20104 VALLEY FORGE CIRCLE
KING OF PRUSSIA 19406
 (Address of principal executive offices) (Zip Code)

866-427-6143
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emergent Health Corp.

Item 1.01 Entry into a Material Definitive Agreement

Emergent Health Corp. (the “Company”) has entered into a Material Definitive Agreement with an individual accredited investor to purchase $200,000 of Convertible Notes yielding 8%. The Notes are convertible into the common shares of the Company at $0.12 per share for a cumulative total of 1,666,667 shares. The Company intends to use these proceeds to expand its marketing efforts for a newly designed patented and patent pending dietary supplement products for improving Anti-Aging affect as well as a patented and patent pending product that adds a Stem Cell Nutrition component to a MultiVitamin-MultiMineral formula.

Item 8.01 Other Events

The Company has received a preliminary review of its Form 10 filing from the Securities & Exchange Commission. The review requested audited financial statements for the year ending December 31, 2010. The Company currently has an extension for filing its tax returns for the year ending 2010 and is not now in a position to meet this request to file an amended Form 10 with audit. The Company requested and verbally received an extension of time from the Securities & Exchange Commission to June 10, 2011 to decide on its course of action. Such course of action could include completion of an audit or a withdrawal of its Form 10.

This filing contains certain "forward-looking" statements, defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors that could cause actual results to differ materially from those estimated by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emergent Health Corp.

Date: May 26, 2011	By:	/s/ John V. Cappello
John V. Cappello
CEO, Chief Financial Officer